Contact: Brett Perryman ir@bsig.com (617) 369-7300

OMAM Rebrands as BrightSphere Investment Group and
Announces New Share Repurchase Authorization

London, March 26, 2018 - BrightSphere Investment Group plc (NYSE: BSIG) a global, diversified multi-boutique asset management company, today completed the previously announced transition from its prior brand name, OMAM, and going forward will conduct its business as BrightSphere Investment Group.

“BrightSphere captures the energy and innovation inherent in our global, aligned multi-boutique business model,” said Steve Belgrad, BrightSphere’s President and Chief Executive Officer. “Our new brand highlights our longstanding commitment to working in partnership with our Affiliates to enhance and expand their businesses. As BrightSphere Investment Group, we will continue the disciplined execution of our business strategy, with a focus on generating long-term value for our shareholders, through the organic growth of existing Affiliates, investments in new Affiliates, and proactive capital management, including the share repurchase authorization announced today.”

As of today, the BrightSphere Investment Group corporate website has become www.bsig.com and the company’s email domain is @bsig.com. In addition, the company’s New York Stock Exchange ticker is now BSIG, and its CUSIP is G1644T109. The company’s debt issues have the following tickers: the 5.125% Notes Due 2031 trade under BSA and the 4.800% Notes due 2026 trade under BSIG 26.

In addition, the company’s Board of Directors has authorized the company to continue to repurchase shares pursuant to its existing $150 million stock repurchase program, of which the company has approximately $138 million remaining available for repurchases. The timing and amount of any repurchases will be determined by the company in its discretion, subject to market conditions, applicable securities laws, alternative investment opportunities and other factors.

About BrightSphere

BrightSphere is a global, multi-boutique asset management company with approximately $243 billion of assets under management as of December 31, 2017. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about BrightSphere, please visit the company’s website at www.bsig.com.
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